                                                                      Exhibit 12


Elgin National Industries
Earnings to Fixed Charges Ratio                         Fiscal Year Ended December 31,           Pro forma
                                                ----------------------------------------------
                                                 1993      1994       1995     1996      1997      1997
                                                ------    ------     ------  -------   -------    -------
                                                                     (in thousands)
Fixed Charges:

   Interest expense (net)                       $ 2,771   $6,270     $4,807  $ 3,340   $ 3,471    $ 9,132
   Add back, interest income                        137      143        146      323       511        511
                                                -------   ------     ------  -------   -------    -------
   Interest expense                               2,908    6,413     $4,953  $ 3,663   $ 3,982    $ 9,643

   Amortization of finance costs                    404      684        678      706       842        385

   1/3 of lease cost                                578      616        527      536       474        474
                                                -------   ------     ------  -------   -------    -------

       Total fixed charges                      $ 3,890   $7,713     $6,158  $ 4,905   $ 5,298    $10,502
                                                =======   ======     ======  =======   =======    =======

Income before taxes from continuing operations  $ 3,339   $1,438    ($1,045) $ 7,881   $ 8,113    $ 2,909
   Add: fixed charges                             3,890    7,713      6,158    4,905     5,298     10,502
                                                -------   ------     ------  -------    ------    -------
       Total earnings used in ratio             $ 7,229   $9,151     $5,113  $12,786   $13,411    $13,411
                                                =======   ======     ======  =======   =======    =======
Ratio of earnings to fixed charges                  1.9x     1.2x       0.8x     2.6x      2.5X       1.3x
                                                =======   ======     ======  =======   =======    =======
Pro forma Ratios:
For the year ended December 31, 1997

Pro forma EBITDA to cash interest expense:

Cash interest
   Interest on $85,000,000 senior notes @ 11.0% $ 9,350
   Interest on notes payable                        293
                                                -------
       Total cash interest                      $ 9,643
                                                =======
EBITDA  12/31/97                                $16,396
                                                =======

Pro forma ratio of EBITDA to cash interest
 expense                                            1.7x

Pro forma net debt to EBITDA:

Pro forma debt outstanding:
   Senior notes                                 $85,000
   Notes payable                                    751
                                                -------
       Total debt                                85,751

       Less: cash                                 9,337
                                                -------
         Net debt                                76,414
                                                -------

EBITDA 12/31/97                                 $16,396
                                                =======

Pro forma net debt to EBITDA:                       4.7x

Pro forma debt to total capitalization:

Total debt                                      $85,751
                                                =======
Total capitalization:
   Total debt                                   $85,751
   Redeemable preferred stock units              10,379
   Redeemable preferred stock                     2,847
   Stockholder's deficit                        (31,860)
                                                -------
      Pro forma total capitalization            $67,117
                                                =======
Pro forma debt to total capitalization              1.3x